                                                                   Exhibit 10.12

                         UNITED STATES BANKRUPTCY COURT

                            NORTHERN DISTRICT OF OHIO

In re:                             )     In Jointly Administered
                                   )     Chapter 11 Proceedings
PHAR-MOR, INC., et al.,            )
                                   )     Case No. 01-44007 through 01-44015
                      Debtor.      )
                                   )     William T. Bodoh,
                                   )     U.S. Bankruptcy Judge
                                   )
-----------------------------------)


                   DEBTORS' MOTION PURSUANT TO BANKRUPTCY CODE
             SECTIONS 541 AND 362 FOR AN INJUNCTION PROHIBITING THE
                 TRANSFER OF CERTAIN STOCK IN THE DEBTORS UNTIL
                   CONFIRMATION OF THE PLAN OF REORGANIZATION;
                 DECLARATION OF FRANK M. OLIVETI; DECLARATION OF
                GERALD A. MORELL, JR. AND PROPOSED ORDER THEREON
                ------------------------------------------------

         Phar-Mor, Inc. and its eight affiliated entities, the debtors and debtors in possession in the above-captioned cases (the "Debtors"), move the Court pursuant to sections 541 and 362 of the Bankruptcy Code for an injunction prohibiting the transfer of certain stock in the Debtors until confirmation of the plan of reorganization (the "Motion"). In support of the Motion, the Debtors state:

         On September 24, 2001, the Debtors filed voluntary petitions under chapter 11 of the Bankruptcy Code. Pursuant to Bankruptcy Code sections 1107 and 1108, the Debtors continue to possess, manage and operate their businesses and properties as debtors in possession. The cases are being jointly administered for procedural purposes only.

         Phar-Mor, Inc.'s ("Phar-Mor's") equity capitalization includes 40,000,000 authorized shares of common stock, of which 12,240,865 were outstanding as of September 5, 2001. The other eight affiliated debtors are all either directly or indirectly owned by Phar-Mor. The Debtors move this Court for the entry of an order pursuant to sections 541 and 362(a) of the Bankruptcy Code prohibiting the transfer of certain stock(1) in the Debtors until confirmation of the plan of reorganization. Entry of such an order will enable the Debtors to preserve one of their most valuable assets - as much as a $347 million consolidated net operating loss carryforward (the "NOL"). As is more fully set forth in the Declaration of Frank M. Oliveti of Deloitte & Touche, the Debtors' tax consultants and independent auditors, attached hereto as Exhibit A (the "Oliveti Declaration"), and the declaration of Gerald A. Morell, Jr., Director of Taxes of Phar-Mor, attached hereto as Exhibit B (the "Morell Declaration"), so long as it is not lost by reason of changes in ownership, the Debtors should be able to use a significant portion of the NOL to offset future income and thereby effectively reduce or eliminate some of the Debtors' future income tax liability.

         If the injunction is not entered by the Court, the Debtors are in serious danger of losing the NOL's benefit due to continued transfers of the Debtors' stock. Under section 382 of the Internal Revenue Code of 1986, as amended (the "IRC"), if as little as an additional twenty percent of the Phar-Mor stock (assuming certain options are treated as stock) is involved in an owner shift to or from a five percent shareholder, the availability of the NOL will be effectively eliminated. This could cause the Debtors to incur a substantial increase in future federal income tax liability, a result that would seriously jeopardize the prospect of a successful reorganization.


----------

         (1) As used in the Motion, stock means all 40,000,000 authorized shares of common stock, all options acquire stock, warrants, rights to acquire such stock and rights to convert other interests into such stock. The Debtors also seek to restrict the issuance of any new additional options or warrants unless Phar-Mor and its advisors determine that such new issues are DE MINIMIS.

I.       FACTUAL BACKGROUND AND REQUESTED RELIEF

         The Debtors currently estimate that they have a combined NOL of approximately $347 million as a result of past operating losses. SEE Morell Declaration, Paragraph 3. Section 172 of the IRC permits corporations, under certain circumstances, to carry forward NOL's to offset future income.(2) Absent additional limitations imposed by IRC section 382, the Debtors would be permitted to utilize an estimated $100 million of the NOL to offset future income, enabling them to realize "tax free" cash flow of approximately $35 million. SEE Oliveti Declaration, Paragraph 3. Any plan of reorganization would contemplate utilizing this NOL to offset future income. SEE Morell Declaration, Paragraph 4.

         Section 382 of the IRC, however, places an annual limit on a corporation's ability to deduct NOLs when the corporation has experienced a change of ownership.(3) An ownership change occurs where the percentage of stock owned by one or more five percent shareholders has increased by more than 50 percentage points over the lowest percentage of stock owned by such shareholders at any time during the testing period.(4) Generally, the testing period is a three-year moving period. 26 U.S.C.A. section 382(i)(1). A corporation experiencing an ownership change is subject to an annual limit on the use of its NOL that is determined by multiplying the value of the corporation at the time of the change by the federal long term tax exempt rate (the "section



----------

         (2) Section 172 of the IRC, provides, "There shall be allowed as a deduction for the taxable year an amount equal to the aggregate of (1) the net operating loss carryovers to such year, plus (2) the net operating loss carrybacks to such year." 26 U.S.C.A. Section 172(a) (West Supp. 2001).

         (3) Section 382(a) of the IRC states, "The amount of the taxable income of any new loss corporation for any post-change year which may be offset by pre-change losses shall not exceed the section 382 limitation for such year." 26 U.S.C.A. Section 382(a) (West Supp. 2001).

         (4( An "owner shift involving a 5-percent shareholder" is the triggering event for the potential application of the section 382 limitation. An owner shift is any change in the percentage of ownership of stock in the loss corporation which increases or decreases the percentage of stock hold by a person who is a five percent shareholder. A five percent shareholder is "any person holding 5 percent or more of the stock of the corporation at any time during the testing period." 26 U.S.C.A. Section 382(k)(7).

limitation").(5) The Debtors estimate that if the section 382 limitation were to apply, the annual value of the NOL might be reduced to as little as $0,(6) which would prohibit the Debtors from receiving any "tax free" cash flow as opposed to the $35 million without the section 382 limitation. SEE Oliveti Declaration, Paragraph 4. Therefore, if the section 382 limitation applies, Phar-Mor's NOL will be effectively eliminated.

         For purposes of the section 382 limitation, the Debtors estimate that an owner shift of 30% has occurred during the last thirty-six month period.(7) SEE Oliveti Declaration, Paragraph 5-6. This means that if as little as twenty percent of the Debtors' stock is involved in an owner shift to or from a five percent shareholder, the section 382 limitation may apply and the NOL will be severely limited in the future.

         Using the NOL to offset future income may well be vital to the Debtors' reorganization efforts. If eliminated, future cash flow and cash on hand in the post-reorganization company would be diminished, leaving less cash available to fund the Debtors' continuing business operations. The Debtors' ability to obtain needed post-reorganization financing could be impaired. Perhaps most importantly, the Debtors' reorganization value could well be diminished by tens of millions of dollars if Phar-Mor's NOL is eliminated. All of these results would be detrimental to the Debtors' creditors and shareholders.

         Utilization of the NOL is sufficiently important to the Debtors' reorganization efforts that they initially considered restricting the transfer of certain shares immediately by amending Phar-

----------

         (5) Section 382 continues, "Except as otherwise provided in this section, the section 382 limitation for any post-change year is an amount equal to - (A) the value of the old loss corporation, multiplied by (B) the long-term tax-exempt rate." Id. Section 382(b).

         (6) Assuming the hypothetical stock valuation utilized in paragraph 4 of the Oliveti Declaration.

         (7) Nothing in this Motion or the supporting declarations shall be construed as an admission that for the purposes of the section 382 limitation that 30% of the shares have been transferred. Nor shall it prejudice the

Mor's corporate bylaws. However, the bylaws require amendments to be approved by two-thirds of the shareholders - a costly and time consuming undertaking. Because only a relatively small amount of shares needs to be transferred before the section 382 limitation is imposed, there simply is not sufficient time to obtain shareholder approval of an amendment restricting trading.

         Further, amending the bylaws under Pennsylvania law may still not insure preservation of the NOL. While section 1529 of the Pennsylvania Business Corporations Code permits a company to restrict the transfer of shares by amending the bylaws, such restrictions only affect shares issued AFTER the restriction is imposed "unless the holders of the securities are parties to the agreement or voted in favor of the restriction." 15 Pa. Bus. Cons. Stat. Ann.
Section 1529(b) (Purdon 1992). How that provision interfaces with a later provision that permits "[a]ny other lawful restriction on transfer or registration of transfer of securities. . ." is less than clear. ID. Section 1529(e). However, an order pursuant to section 362 of the Bankruptcy Code should certainly qualify as a lawful restriction.

         On February 14, 2002, the Phar-Mor Board of Directors passed a resolution restricting all future transfers of stock, except to the extent that Phar-Mor's advisors determine that a given transfer will not cause an owner shift involving a five-percent shareholder and therefore will not significantly increase the risk of impairing the value of the NOL. A copy of the resolution is attached hereto as Exhibit C. Proposed transferors and transferees are and will be asked to submit certain information concerning their stock holdings and the proposed transfer. Phar-Mor and its advisors will promptly determine whether the transfer should be permitted in light of section 382 of the IRC. Copies of the transferee and transferor letters of representation are attached hereto as Exhibit D. Phar-Mor will authorize only those transfers that it determines will

----------
Debtors' rights in any way to assert that any transfers should not be included when determining whether the section 382 limitation applies.

not affect the application of the section 382 limitation and jeopardize preservation of the NOL.(8) Therefore, the Debtors request that the Court enter an order enjoining until confirmation of the plan of reorganization the transfer of all shares of stock, unless Phar-Mor and its advisors determine that the transfer will not affect the section 382 limitation and jeopardize preservation of the NOL.

II.      LEGAL ARGUMENT

         A. The NOL carryforward is property of the estate under Bankruptcy Code section 541.

         Section 541(a) of the Bankruptcy Code provides that the bankruptcy estate encompasses "all legal or equitable interests of the debtor in property as of the commencement of the case." 11 U.S.C. Section 541(a)(1). Because it is vital to the reorganization process that all of the debtor's property be included in the estate, Congress intended section 541 to be interpreted broadly. UNITED STATES V. WHITING POOLS, INC., 462 U.S. 198, 203-04 (1983); IN RE PRUDENTIAL LINES, INC., 107 B.R. 832 (Bankr. S.D.N.Y. 1989) (granting preliminary injunction), 114 B.R. 27 (Bankr. S.D.N.Y. 1989) (granting permanent injunction), AFF'D, 928 F.2d 565, 569 (2d Cir. 1991), CERT. DENIED 112 S. Ct. 82
(1991). Further, while the nature and extent of the debtor's interest in property is determined by non-bankruptcy law, whether the interest constitutes property of the estate is determined by bankruptcy law. PRUDENTIAL LINES, 928 F.2d at 569 (citations omitted).

         A debtor's interest in its right to carryback an NOL that results in a tax refund to the debtor and its interest in its right to carry forward an NOL to offset future income have both been held to be property of the debtor's estate under section 541. SEE SEGAL V. ROCHELLE, 382 U.S. 375, 380 (1966) (construing predecessor to section 541 and holding that an NOL carryback is property of the estate); PRUDENTIAL LINES, 928 F.2d at 573 ("We hold that the right to a

----------

         (8) Phar-Mor's board of directors may also restrict stock transfers to comply with certain securities laws.

carryforward attributable to [the debtor's] $74 million NOL was property of [the debtor's] estate."); IN RE RUSSELL, 927 F.2d 413, 417-18 (8th Cir. 1991); IN RE BEERY, 116 B.R. 808, 810 (D. Kan. 1990) ("The loss carryforwards were property of the estate because they were sufficiently rooted in the pre-bankruptcy past and not sufficiently entangled with the debtor's ability to make an unencumbered fresh start"); IN RE WHITE METAL ROLLING AND STAMPING CORP., 222 B.R. 417 (2nd Cir. 1998) ("It is beyond peradventure that NOL carrybacks and carryovers are property of the estate of the loss corporation that generated them"); IN RE FEILER, 218 F.3d 948, 956 (9th Cir. 2000) ("[Courts] have held that NOLs are property of the debtor's estate"). Indeed, this Court found in a previous Phar-Mor bankruptcy proceeding "that NOL's are property of the estate under the broad language of 11 U.S.C. Section 541(a)(1) as a power or right which may be exercised by a debtor for its own benefit." IN RE PHAR-MOR, INC., 152 B.R. 924, 926 (Bankr. N.D. Ohio 1993). Thus, the approximately $347 million NOL attributable to the Debtors' pre-petition business is property of the estate, and this Court has the authority under section 362 of the Bankruptcy Code to enjoin the stock transfers that would have the effect of eliminating this valuable asset.

         In PRUDENTIAL LINES, a shareholder attempted to take a worthless stock deduction on its 1988 federal tax return with respect to the stock of its subsidiary, a chapter 11 debtor. A worthless stock deduction would have enabled the shareholder to reduce its own federal income tax liability. Taking this deduction, however, would have caused a change in control of the debtor under section 382 of the IRC. The plan of reorganization envisioned that the debtor would be able to utilize a substantial portion of its NOLs under the "bankruptcy exception" of IRC section 382(1)(5). The Second Circuit Court of Appeals affirmed the bankruptcy court's order enjoining the shareholder from taking the deduction as a violation of the automatic stay because the "right to a carryforward attributable to its $74 million NOL was property of [the Debtor's] bankruptcy estate." 928 F.2d at 573. The court reasoned that section 541 was intended to be sufficiently broad to facilitate bringing everything of value into the estate. It held:

                  Including the right to a NOL carryforward as property of [the Debtor's] bankruptcy estate furthers the purpose of facilitating the reorganization of (the Debtor). The fact that both plans for reorganization contemplated its availability to the reorganized company suggests that [the Debtor's] $74 million NOL was a valuable asset of [the Debtor].

ID.

         The reasoning in the PRUDENTIAL LINES case was applied by the Eighth Circuit Court of Appeals in IN RE RUSSELL, 927 F.2d 413 (8th Cir. 1991). In RUSSELL, the trustee brought a motion to avoid an individual chapter 11 debtor's pre and post-petition elections to carry forward his substantial NOLs. Under federal tax law, the debtor could apply the NOLs back three years against prior income or use the NOLs exclusively in future years. If the debtor made the carryback election, the bankruptcy estate would have been the primary beneficiary of the NOLs and would have been entitled to a tax refund. With a carry forward election, however, the debtor would be the beneficiary of the NOLs because most of them would have been available only after plan confirmation. The debtor elected to carry forward the NOLs and use them exclusively to offset future income. When a trustee later filed amended tax returns in which he attempted to carry back the 1982 and 1983 NOLs and claim a tax refund, the IRS denied the refund claiming that elections regarding the NOLs were irrevocable. ID. at 415. In the context of determining whether a transfer of property of the estate had occurred under sections 548 and 549 of the Bankruptcy Code, the court held that NOLs constituted property of the debtor's estate. It stated, "The property interest at issue here is not the potential million dollar refund, but rather the right to carry forward the NOLs: `[E]state property includes a debtor in possession's right to carryforward an NOL.'" ID. at 417-18 (QUOTING PRUDENTIAL LINES, 107 B.R. at 836).

         B. The requested stock transfers can be enjoined under section 362 of the Bankruptcy Code.

         Section 362(a)(3) of the Bankruptcy Code provides that the commencement of a bankruptcy case operates as a stay of "any act to obtain possession of property of the estate or of property from the estate or to exercise control over property of the estate." 11 U.S.C. Section 362(a)(3). Having demonstrated that the right to carry forward the NOL is property of the estate, the Court may properly enjoin the requested stock transfers. As stated in PHAR-MOR, the "asset is entitled to protection while Debtors move forward toward reorganization." 152 B.R. at 927. In PRUDENTIAL LINES, the court reasoned that even when the shareholder's action is not specifically directed at the Debtor, its actions are enjoined by the stay. It reasoned:

                  [W]here a non-debtor's action with respect to an interest that is intertwined with that of a bankrupt debtor would have the legal effect of diminishing or eliminating property of the bankrupt estate, such action is barred by the automatic stay. In the instant case, [the shareholder's] interest in its worthless stock deduction is intertwined with [the debtor's] NOL. If [the shareholder] were permitted to take a worthless stock deduction on its 1988 tax return, it would have an adverse impact on [the debtor's] ability to carryforward its NOL. Accordingly, despite the fact that [the shareholder's] action is not specifically directed at [the debtor], IT IS BARRED BY THE AUTOMATIC STAY AS AN ATTEMPT TO EXERCISE CONTROL OVER PROPERTY OF THE ESTATE.

PRUDENTIAL LINES, 928 F.2d at 574 (emphasis added).

         As in PRUDENTIAL LINES, the shareholders' interests in trading their stock and the Debtors' interest in utilizing the NOL are inexorably intertwined. The shareholders cannot continue to trade their stock without a high risk that the sales would trigger a change in ownership under section 382 of the IRC and invoke the annual limit on use of the NOL that effectively eliminates its value to the estates. Accordingly, stock transfers constitute attempts to exercise control over property of the estates that are barred by the automatic stay.(9) ID.

         In another line of unreported but highly publicized decisions, bankruptcy courts have held that NOLs are property of the estate and on that basis enjoined trading in the debtor's debt where such trading would invoke the section 382 limitation. In IN RE MCLEAN INDUSTRIES. INC., Nos. 86 B 12238-12241 (Bankr. S.D.N.Y. Feb. 16, 1989), the court enjoined trading in the debtor's claims to protect the value of its NOLs.(10) The court's willingness to issue this injunction implies that the court viewed NOLs as property of the debtor's estate. SEE ALSO PAN AM CORP. V. UNSECURED CREDITORS OF PAN AM, Nos. 91B.10080
(CB)-91B.10087 (CB), Adv. Proc. 91-6175A (CB) (Bankr. S.D.N.Y. Oct. 3, 1991)
(enjoining the sale, trade, transfer, purchase or acquisition of any general unsecured claims, bonds or debentures to protect NOLs proposed to be utilized under the plan of reorganization). Copies of the MCLEAN and PAN AM orders are attached hereto as Exhibit E.

         Similarly, this Court previously held in 1993 that Phar-Mor's NOL at that time was property of the Debtors and enjoined trading where such trading would invoke section 382 limitations. In PHAR-MOR, this Court stated that "[t]he Court finds at this juncture, the sale of stock is prohibited by Section 362(a)(3) as an exercise of control over the NOL, which is property of

----------

         (9) Relying on section 105(a) of the Bankruptcy Code, the PRUDENTIAL LINES court went so far as to issue a permanent injunction against the shareholder ever claiming a worthless stock deduction on its 1988 tax return -- even post-confirmation. ID. Section 105(a) is not implicated in this Motion because the NOL is clearly property of the Debtors' estate, and any attempt to exercise control over it or any act that would have the effect of diminishing it can be enjoined for the requested period pursuant to section 362.

         (10) Under IRC section 382(l)(5), the ability of a reorganized debtor to use its NOLs or built-in losses to offset taxable income may be severely limited unless a majority of the value of the debtor after reorganization is received by existing shareholders and "qualified creditors." "Qualified creditors" are creditors who have held their claims against the debtor for more than 18 months or who acquired such claims in the ordinary course of their business.

the estate." 152 B.R. at 927. The same rationale applied in the 1993 decision is applicable here, and Phar-Mor should be allowed to utilize its NOL to offset future income.

II.      CONCLUSION

         Using the NOL to offset future income may well be vital to the Debtors' reorganization efforts. If eliminated, future cash flow and cash on hand in the post reorganization companies would be diminished, leaving less cash available to fund the Debtors' continuing business operations. The Debtors' ability to obtain needed post-reorganization financing would be impaired. Perhaps most importantly, the Debtors' reorganization value could well be diminished by tens of millions of dollars if Phar-Mor's NOL is eliminated. All of these results would be detrimental to the Debtors' creditors and shareholders. This Court has the authority to issue the requested injunction pursuant to sections 541 and 362 of the Bankruptcy Code.

         WHEREFORE, the Debtors request that this Court enter an order in substantially the form of that attached hereto as Exhibit F enjoining until confirmation of the plan of reorganization all future transfers of stock unless Phar-Mor and its advisors determine that such transfers do not increase the risk of invoking the section 382 limitation and thereby jeopardize preservation of the NOL. The Debtors request such relief be without prejudice to their right to seek a further extension of the injunction beyond that date.

                  Dated this 15th day of February, 2002.

                               Respectfully Submitted,


                                    /s/ Mark B. Joachim
                               --------------------------------------------
                               MARK B. JOACHIM, ESQ.
                               MORRISON & FOERSTER LLP
                               1290 Avenue of the Americas
                               New York, NY  10104-0050
                               Phone: (212) 468-8000
                               Co-Counsel for Debtors and Debtors-in-Possession

                               And

                               MICHAEL A. GALLO, ESQ.
                               TIMOTHY M. REARDON, ESQ.
                               NADLER, NADLER & BURDMAN CO., LPA
                               20 Federal Plaza West
                               Suite 600
                               Youngstown, Ohio  44503
                               (330) 744-0247
                               Co-Counsel for Debtors and Debtors-in-Possession

                                    Exhibit A

                         UNITED STATES BANKRUPTCY COURT

                            NORTHERN DISTRICT OF OHIO

In re:                              )     In Jointly Administered
                                    )     Chapter 11 Proceedings
PHAR-MOR, INC., ET AL.,             )
                -- --               )
                                    )     Case No. 01-44007 through 01-44015
               Debtors.             )
                                    )     William T. Bodoh,
                                    )     U.S. Bankruptcy Judge
                                    )
----------------------------------- )


             DECLARATION OF FRANK M. OLIVETI IN SUPPORT OF DEBTORS'
                       MOTION PURSUANT TO BANKRUPTCY CODE
             SECTIONS 541 AND 362 FOR AN INJUNCTION PROHIBITING THE
                    TRANSFER OF CERTAIN STOCK IN THE DEBTORS
                UNTIL CONFIRMATION OF THE PLAN OF REORGANIZATION

     I, FRANK M. OLIVETI, DECLARE AS FOLLOWS:

         1. I give this declaration of my own personal knowledge and could competently testify thereto if called as a witness.

         2. I am currently employed as a Firm Director in the Merger and Acquisitions Services Group in the New York office of Deloitte & Touche ("D&T"). Within the Mergers and Acquisitions Service Group, I work with the RSG tax group, which specializes in providing tax service to financially troubled and bankrupt companies. I have provided tax planning services to companies in chapter 11 reorganizations, such as Warnaco Group, Inc. and Phar-Mor, Inc. ("Phar-Mor").

         3. Phar-Mor's accumulated net operating loss ("NOL") is a valuable asset of the bankruptcy estates. IRC section 172 generally provides that a corporation may carry forward an NOL to offset taxable income in subsequent years. However, section 382 of the IRC limits the annual use of the NOL when the loss corporation has experienced a more than 50% change of ownership. Phar-Mor has an accumulated loss for tax purposes of approximately $347 million at June 30, 2001. It is estimated that $100 million of the NOL may be used before expiration given the current limitations on usage. At a tax rate of 35%, this could represent potential tax savings of approximately $35 million if the Company avoids a Section 382 ownership change.(1)

         4. If the Company were to experience an ownership change at this time, the NOL would be effectively eliminated. After an ownership change, the annual deductible NOL is computed by multiplying the fair market stock value of the Company at the time of the change by the federal long-term tax exempt rate (currently 5.01%). The value of Phar-Mor's stock is unclear at this time primarily because Phar-Mor's stock is not publicly traded. Assuming arguendo that the value of a debtor in possession's stock was at $.05 per share(2), applying that price to Phar-Mor's outstanding stock would yield a value of approximately $600,000. The annual NOL deduction limit under section 382 would be approximately $30,000 per year, assuming a value of $600,000 and a federal long-term tax exempt rate of 5.01%. If the section 382 limitation were to apply, the estates would realize a potential tax savings of only $210,000 over the twenty year carryforward period, as opposed to the $35 million tax savings over the same period absent the limitation.(3)

         5. On November 15, 2001, John Ficarro, Senior Vice President, Chief Administrative Officer and General Counsel of Phar-Mor, requested that D&T conduct an

----------
(1) The actual use of the NOL will still depend on numerous future events related to a plan of reorganization, such as the amount of stock, if any, given to creditors in exchange for their debts, the amount of debt cancellation, the value of Phar-Mor's stock at confirmation and its future taxable income. It is possible that these events may reduce the ultimate tax savings from the NOL below the $35 million discussed herein; however, a pre-confirmation ownership change would eliminate any chance of using more than a nominal portion of the NOL post-confirmation.

(2) Although, if the limitation were to apply, the value of the debtor in possession's stock would likely be zero.

(3) $30,000 x the maximum 20 year carry forward period x a 35% tax rate = $210,000.

analysis to determine if the Company had experienced a change in ownership. To facilitate this project, D&T reviewed Phar-Mor's public documents and filings with the Securities and Exchange Commission.

         6. Based on our review, we believe that Phar-Mor has experienced an ownership change of approximately 30% during the last thirty-six month period. This calculation is based on current regulations that require options to be treated as exercised when making the ownership change calculation.

         Executed under penalty of perjury this 14th day of February, 2002 at New York, New York.

                                             /s/ Frank M. Oliveti
                                             -------------------------------
                                             Frank M. Oliveti

                                    Exhibit B

                         UNITED STATES BANKRUPTCY COURT

                            NORTHERN DISTRICT OF OHIO

In re:                               )     In Jointly Administered
                                     )     Chapter 11 Proceedings
PHAR-MOR, INC., ET AL.,              )
                                     )     Case No. 01-44007 through 01-44015
                      Debtors.       )
                                     )     William T. Bodoh,
                                     )     U.S. Bankruptcy Judge
                                     )
-----------------------------------  )


           DECLARATION OF GERALD A. MORELL, JR. IN SUPPORT OF DEBTORS'
                       MOTION PURSUANT TO BANKRUPTCY CODE
             SECTIONS 541 AND 362 FOR AN INJUNCTION PROHIBITING THE
                    TRANSFER OF CERTAIN STOCK IN THE DEBTORS
                UNTIL CONFIRMATION OF THE PLAN OF REORGANIZATION

      I, GERALD A. MORELL, JR., DECLARE AS FOLLOWS:

         1. I make this declaration of my own personal knowledge and could competently testify thereto if called on to do so.

         2. I have been employed since 1993 as Manager of Taxes, and since May 1, 2000, as the Director of Taxes for Phar-Mor, Inc. ("Phar-Mor"), a debtor in possession (and the ultimate parent company of the other debtors in possession) in these cases. As such, I have supervisory responsibility for all areas of federal, state and local taxation, including franchise, income, payroll, property and sales and use taxes. A significant portion of my management responsibility is the fulfillment of Phar-Mor's compliance requirements, including all relevant computations. Prior to joining Phar-Mor, I was employed by The Edward J. DeBartolo Corp. as a tax accountant.

         3. At the inception of the current bankruptcy proceeding, Phar-Mor has a Federal net operating loss ("NOL") of approximately $347 million, of which approximately $39 million has been incurred after it emerged from its prior bankruptcy on September 11, 1995.

         4. Prospectively, Phar-Mor's NOL can add significant value to the Company through the realization of material future tax benefits. Generally, a net operating loss may be carried over for a maximum of twenty years following the year in which the loss arises to offset an equivalent amount of taxable income. Phar-Mor's ability to realize "tax free" cash flow of approximately $35 million through the full utilization of its available $100 million NOL within the twenty year carryover period is a valuable asset of the estates. This potential cash flow is a vital asset to Phar-Mor and is a key to its successful reorganization.

         Executed under penalty of perjury on February 14, 2002 at Youngstown, Ohio.

                                       /s/ Gerald A. Morell
                                    -----------------------------
                                   GERALD A. MORELL, JR.

                                    Exhibit C


                                   RESOLUTION

                                     OF THE

                      BOARD OF DIRECTORS OF PHAR-MOR, INC.

                                February 14, 2002

                  WHEREAS, in order to preserve net operating loss carry overs and other related tax attributes to which Phar-Mor, Inc. (the "Corporation") is entitled (the "Tax Benefits") pursuant to the Internal Revenue Code of 1986 (the "Code"), certain restrictions on the transfer of stock of the Corporation should be imposed; and

                  WHEREAS, such restrictions must be authorized by the Board of Directors of the Corporation.

                  NOW, THEREFORE, BE IT RESOLVED, that Abbey J. Butler and Melvyn J. Estrin, Co-Chairmen and Co-Chief Executive Officers, John R. Ficarro, Senior Vice President, Chief Administrative Officer and General Counsel, and Martin S. Seekely, Vice President and Chief Financial Officer, of this Corporation (the "Officers"), and each of them, are authorized hereby to implement such restrictions on the transfer of stock of the Corporation as may be required under Section 382 of the code to preserve the Tax Benefits; and

                  RESOLVED FURTHER, that the restrictions shall be of a nature and form recommended by counsel and approved by the Officers, including, by way of example but not by way of limitation, an amendment to the Corporation's Articles of Incorporation, an amendment to the Corporation's Bylaws, a court order providing for and enforcing such restrictions, or a combination thereof; and

                  RESOLVED FURTHER, that any of the officers are authorized hereby on behalf of the Corporation to prepare, sign and file, or cause to be filed, with any applicable state or federal regulatory, judicial or supervisory body all applications, requests for approval, consent, interpretation, or other determination, notices and other information and documents, and any modifications or supplements thereto, as may be necessary or convenient to preserve the Tax Benefits, together with all agreements and other information and documents required or appropriate, and any publications required in connection therewith.

                                    Exhibit D

                                   TRANSFEROR

                            LETTER OF REPRESENTATION

                                February __, 2002

Phar-Mor, Inc.
20 Federal Plaza West
Youngstown, Ohio  44503

            Re: Transfer of ____ shares of common stock (the "Securities") of Phar-Mor, Inc. (the "Company")
                   ---------------------------------

Gentlemen:

         The undersigned proposes to transfer to _______________ (the "Transferee") the Securities. To induce the Company to register the transfer of the Securities to the Transferee and to demonstrate that the acquisition and transfer of the Securities will be in compliance with any applicable right of first refusal in favor of the Company, will not result in "ownership change" for the Company under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and will not require registration under the federal Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws, the undersigned hereby represents and warrants to you that:

         1(a) The residence address and telephone number of the undersigned are set forth below:

                        ---------------------------------

                        ---------------------------------

                        ---------------------------------

                        Telephone No. (day)
                                           --------------

                        Telephone No. (evening)
                                               ----------

         (b) The Social Security or Taxpayer I.D. No. of the undersigned is set forth below:

                        ---------------------------------

Page 2 - Phar-Mor, Inc. - February __, 2002


         2. The proposed disposition of the Securities is in compliance with any applicable state securities laws and (check one):

         ___ (i) the Securities are to be transferred to an Eligible Purchaser (as defined below), (ii) a certificate and other documents reasonably satisfactory to the Company promptly will be executed by the Transferor and furnished to the Company and
                  (iii) all offers and solicitations in connection with the transfer, whether directly or through any agent acting on the behalf of the undersigned, are limited to Eligible Purchasers and are not made by means of any form of general solicitation or general advertising whatsoever.

         ___ the Securities are to be transferred in compliance with Rule 144 under the Securities Act and the undersigned promptly will furnish to the Company a certificate and other documents reasonably satisfactory to the Company as to such compliance.

         ___ the Securities are to be transferred in compliance with Rule 144A under the Securities Act to a person who the undersigned reasonably believes is a "qualified institutional buyer" within the meaning of such Rule and the undersigned promptly will furnish to the Company a certificate and other documents reasonably satisfactory to the Company as to such compliance.

         ___ the Securities are to be transferred in compliance with Regulation S under the Securities Act and the undersigned promptly will furnish to the Company a certificate and other documents reasonably satisfactory to the Company as to such compliance.

         ___ the Securities are to be disposed of in any other transaction that does not require registration under the Securities Act, and the undersigned has furnished to the Company or its designee an opinion of counsel experienced in securities law matters to such effect, which opinion shall be reasonably satisfactory to the Company.

         ___ the Securities are sold pursuant to an effective registration statement under the Securities Act.



         "ELIGIBLE PURCHASER" means an individual, corporation, partnership or other entity which executes and delivers to the Company a Transferee Letter of Representation in form and substance satisfactory to the Company.

Page 3 - Phar-Mor, Inc. - February __, 2002

         3. The securities are not being offered or transferred by the undersigned pursuant to any plan or arrangement with the Company or the Transferee that existed or was contemplated by the undersigned at the time the Securities were originally acquired by the undersigned.

         4. The offer of the undersigned to transfer the Securities to the Transferee in the State of ________ was directed to the Transferee in such state and the transfer and delivery of such Securities to the Transferee will be consummated in such state.

         5. No selling commissions or other similar remuneration are being paid by the undersigned, directly or indirectly, to any person for soliciting the purchase of the Securities and no person has been engaged by the undersigned for purposes of any such solicitation.

         6. The undersigned acknowledges that the Securities may currently be subject to a right of first refusal in favor of the Company. A copy of the instrument setting forth the terms of any applicable right of first refusal in favor of the Company has been made available to the undersigned and is available from the Company, upon request, at the address set forth above.

         7. The undersigned acknowledges that the Board of Directors of the Company has authorized a limitation on the transfer of shares of capital stock of the Company, in order to prevent the application of Section 382 of the Code, and agrees that the Securities are subject to such limitation on transfer and that certificates representing such Securities will be legended accordingly. The undersigned acknowledges that a copy of the terms of such limitation on transfer has been made available to the undersigned and is available from the Company, upon request, at the address set forth above.

         8. The undersigned is transferring the Securities to the Transferee in the following transaction (check one):

         ___ A transfer upon the death of the Transferor in which the Transferee's basis in the Securities is determined under
                  Section 1014 of the Code.

         ___ A transfer by gift or transfer in trust in which the Transferee's basis is determined under Section 1015 of the Code.

         ___ A transfer between spouses OR incident to a divorce in which the Transferee's basis is determined under Section 1041(b)(2) of the Code. --

         ___ A transfer to the Transferee in satisfaction of a right to receive a pecuniary bequest.

         ___ A transfer to the Transferee pursuant to a divorce or separation instrument within the meaning of Section 71(b)(2) of the Code.

Page 4 - Phar-Mor, Inc. - February __, 2002

         9. The undersigned (check one)

         ___      (i) now actually and/or constructively owns, in the aggregate,
                  (ii) upon the transfer of the Securities, will so own, OR,
                  (iii) during the three year period ending on the date of this letter, has so owned 5% or more of the capital stock of the Company, as determined in accordance with Section 382 of the Code.

         ___* (i) does not now actually and/or constructively own, in the aggregate, (ii) upon the transfer of the Securities, will not so own, AND, (iii) during the three-year period ending on the date of this letter, has not at any time so owned, 5% or more of the capital stock of the Company, as determined in accordance with Section 382 of the Code.

         The undersigned understands that this letter is required in connection with certain securities and tax legislation and related regulations in the United States of America. If administrative or legal proceedings are commenced or threatened in connection with which this letter is or would be relevant, the undersigned irrevocably authorizes you to produce this letter or a copy thereof to any interested party in such proceedings.

                                Very truly yours,

                                [NAME OF TRANSFEROR]



                                By:
                                   -----------------------------------------
                                Name:

                                Title:





--------
* The determination of constructive ownership under Section 382 of the Code is extremely complex. Special attribution of ownership regulations adopted under
Section 382 of the Code generally require the owner to "look through" interests held by entities to the ultimate beneficial owner, and treat an individual and all members of the individual's family as one person. In addition, the owner of a stock option generally is treated as owning the underlying stock. If you check this statement, the Company or its agents or advisors may contact you to verify the accuracy of such determination.